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Offer to Purchase
All Outstanding Shares of Common Stock (and the Associated Preferred Share Purchase Rights)
of
Information Resources, Inc.
at
$3.30 Net Per Share In Cash, Plus One Contingent Value Right
Per Share Representing the Right to an Amount Equal to a Portion of
Any Potential Proceeds of an Antitrust Lawsuit
by
Gingko Acquisition Corp.,
a wholly owned subsidiary of
Gingko Corporation,
a company formed by
Symphony Technology II-A, L.P.
and affiliates of
Tennenbaum & Co., LLC

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated July 14, 2003 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Gingko Acquisition Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Gingko Corporation, a Delaware corporation (the "Parent"), to purchase all outstanding shares of common stock, par value $0.01 per share, (the "Common Stock") of Information Resources, Inc., a Delaware corporation (the "Company"), and the associated preferred share purchase rights (the "Rights", and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, as amended and restated as of October 27, 1997, and as further amended as of June 29, 2003, between the Company and Harris Trust and Savings Bank as Rights Agent (the "Rights Agreement"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

        Your attention is directed to the following:

  1.
  The tender price is $3.30 per Share, net to you in cash, without interest thereon, plus one contingent value right ("CVR") per share representing the right to receive payment equal to a portion of any potential proceeds of an existing antitrust lawsuit.

  2.
  The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on August 8, 2003, unless extended (the "Expiration Date").

  3.
  The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date and not withdrawn a number of Shares which, together with all other Shares then owned by Parent and Purchaser, represents a majority of the total number of Shares outstanding on a fully diluted basis.

  4.
  Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser on your behalf, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

        Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by LaSalle Bank National Association (the "Depositary") of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to

Offer to Purchase for Cash Plus One Contingent Value Right Per Share

All Outstanding Shares of Common Stock (and the Associated Preferred

Share Purchase Rights)

of

Information Resources, Inc.

by

Gingko Acquisition Corp.,

a wholly owned subsidiary of

Gingko Corporation,

a company formed by

Symphony Technology II-A, L.P.

and affiliates of

Tennenbaum & Co., LLC

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 14, 2003, and the related Letter of Transmittal, in connection with the offer by Gingko Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.01 per share, (the "Common Stock") of Information Resources, Inc., a Delaware corporation, and the associated preferred share purchase rights (the "Rights", and together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, as amended and restated as of October 27, 1997, and as further amended as of June 29, 2003, between the Company and Harris Trust and Savings Bank as Rights Agent.

        This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:	SIGN HERE
Shares*
Signature(s)
Dated , 20
Name(s)

Address(es)

(Zip Code)

*
Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.

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